Exhibit 99.1

E*TRADE Financial Corporation Announces Appointment of Chief Financial Officer Michael A. Pizzi to Chief Operating Officer

NEW YORK--(BUSINESS WIRE)--September 21, 2018--E*TRADE Financial Corporation (NASDAQ:ETFC) today announced that Chief Financial Officer Michael A. Pizzi will expand his role to become Chief Operating Officer, assuming oversight of operations while continuing his current responsibilities as CFO.

An expert in maximizing operating efficiency, Mr. Pizzi has served the Company in several leadership roles since he joined in 2003. Prior to serving as CFO, he was the Company’s Chief Risk Officer, corporate and bank Treasurer, and held various positions in E*TRADE’s portfolio management and derivatives functions.

“Mike has a proven track record of driving operating excellence and efficiency across many parts of our Company, extending well beyond finance. With this in mind, we see tremendous synergy in elevating his role to incorporate oversight of operations as we aim to grow our franchise, while continuing to expand our operating margin,” said Karl Roessner, Chief Executive Officer of E*TRADE Financial Corporation. “We have worked closely together for many years, and I am confident that in his new and expanded role, E*TRADE is well positioned for the future.”

Before joining E*TRADE, Mr. Pizzi worked in asset/liability management at both Lehman Brothers and First Maryland Bank, as well as in capital markets research for the Federal Reserve Board. Mr. Pizzi earned a BA in economics from Ursinus College, is a CFA® charterholder, and holds the Financial Risk Manager (FRM) designation.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and banking products and services to retail customers. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Commodity futures and options on futures products and services are offered by E*TRADE Futures LLC (Member NFA). Managed Account Solutions are offered through E*TRADE Capital Management, LLC, a Registered Investment Adviser. Bank products and services are offered by E*TRADE Bank, and RIA custody solutions are offered by E*TRADE Savings Bank, both of which are national federal savings banks (Members FDIC). More information is available at www.etrade.com. ETFC-G

Important Notices

E*TRADE Financial, E*TRADE, and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

© 2018 E*TRADE Financial Corporation. All rights reserved.

CONTACT:
E*TRADE Media Relations
646-521-4418
mediainq@etrade.com
or
E*TRADE Investor Relations
646-521-4406
IR@etrade.com